Exhibit 10.1

AMENDMENT NO. 1 TO INTERIM CHIEF FINANCIAL OFFICER ENGAGEMENT LETTER

This Amendment No. 1 (this “Amendment”), effective as of October 16, 2026, is entered into by and between Aptera Motors Corp., a Delaware corporation (the “Company”), and Tom DaPolito (“Consultant”), and amends the Interim Chief Financial Officer Engagement Letter between the parties dated August 25, 2025 (the “Existing Letter”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Existing Letter.

The Existing Letter is scheduled to expire on October 16, 2026. The parties wish to renew and extend the engagement for an additional one-year term on its existing terms, and to add the equity provisions set forth below. The parties therefore agree as follows:

1. Renewal and Extension of Term

The term of the Existing Letter is renewed and extended for an additional one (1) year, through October 16, 2027, unless earlier terminated in accordance with the Existing Letter or superseded by a successor engagement or employment agreement approved by the Compensation Committee. During the extended term, all existing terms of the engagement — including the monthly cash retainer, quarterly equity grants, independent-contractor status, and termination provisions — shall continue unchanged.

2. Equity Award Vesting Upon Termination Without Cause

In the event the Company terminates the engagement without Cause, the vesting of any and all outstanding and unvested stock option awards then held by Consultant shall accelerate in full, such that they become immediately and fully vested and exercisable as of the effective date of termination.

3. Change of Control

Upon the occurrence of a Change of Control of the Company (as defined in the Plan), all outstanding and unvested option awards then held by Consultant shall accelerate in full and become immediately vested and exercisable immediately prior to the closing of such Change of Control (single-trigger acceleration), without regard to whether the engagement is continued, assumed, or terminated in connection with the transaction. In connection with any Change of Control, Consultant’s vested options shall be treated no less favorably than the options of the Company’s other executive officers.

4. Extended Post-Termination Exercise Period

Notwithstanding any shorter post-termination exercise period set forth in the Stock Option and Incentive Plan or in any applicable award agreement, in the event the engagement terminates for any reason other than a termination by the Company for Cause (including, for the avoidance of doubt, a voluntary resignation by Consultant and a termination by the Company without Cause), each vested option then held by Consultant (whether granted before or after the date of this Amendment) shall remain exercisable for a period of three (3) years following the effective date of such termination (but in no event beyond the original expiration date of the option), and shall not be forfeited, cancelled, or terminated earlier by reason of the termination of the engagement.

5. No Other Changes; Approval

Except as expressly modified by this Amendment, all terms and conditions of the Existing Letter remain in full force and effect. This Amendment constitutes a compensatory arrangement with an executive officer and is entered into subject to the review and approval of the Compensation Committee of the Board of Directors. This Amendment shall be governed by the laws of the State of Delaware.

APTERA MOTORS CORP.

By:	/s/ Chris Anthony
Name:	Chris Anthony
Title:	Co-Chief Executive Officer

CONSULTANT

By:	/s/ Tom DaPolito
Name:	Tom DaPolito